Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Event Date/Time: Jan 05, 2011 / 03:00PM GMT

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Rahm

The Mosaic Company - VP Market Analysis, Strategic Planning

Rich Mack

The Mosaic Company - EVP, General Counsel

Joc O’Rourke

The Mosaic Company - EVP Operations

Larry Stranghoener

The Mosaic Company - EVP and CFO

Rick McLellan

The Mosaic Company - SVP Commercial

Christine Battist

The Mosaic Company - Director, IR

Jim Prokopanko

The Mosaic Company - President & CEO

CONFERENCE CALL PARTICIPANTS

Elaine Yip

Credit Suisse - Analyst

Vincent Andrews

Morgan Stanley - Analyst

PJ Juvekar

Citigroup - Analyst

Don Carson

Susquehanna Financial Group - Analyst

Ashish Gupta

CLSA - Analyst

Robert Koort

Goldman Sachs - Analyst

Edlain Rodriguez

Gleacher & Company - Analyst

David Begleiter

Deutsche Bank - Analyst

Michael Piken

Cleveland Research Company - Analyst

Mark Gulley

Soleil Securities - Analyst

Jeff Zekauskas

JPMorgan Securities Inc. - Analyst

Fai Lee

RBC Capital Markets - Analyst

David Silver

BofA Merrill Lynch - Analyst

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2011 second quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be opened for questions following today’s presentation. Your host for today’s call is Christine Battist, Director Investor Relations of The Mosaic Company.

Please proceed, Christine.

Christine Battist - The Mosaic Company - Director, IR

Thank you, Keesha, and welcome to Mosaic’s fiscal 2011 second quarter earnings conference call. With us today are Jim Prokopanko, President and Chief Executive Officer, Larry Stranghoener, Executive Vice President and Chief Financial Officer, and other members of the senior leadership team. After my introductory comments, Larry will summarize our second quarter results, and update financial guidance. Jim will comment on execution against our strategic priorities, provide an update on South Fort Meade, and then finish with some comments on the market outlook. The presentation slides we are using during the call are available on our website at www.mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, January 5, 2011, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday, and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now I’ll turn the call over to Larry.

Larry Stranghoener - The Mosaic Company - EVP and CFO

Thank you, Christine, and Happy New Year, everyone. It’s a great time to be the world’s leading producer of phosphate and potash. We are on track for an outstanding year in fiscal 2011. Our second quarter results reflect strong global phosphate and potash demand. We had a great North American fall application season, with demand outstripping production, and we see a continuation of this trend in coming months.

We are executing against our strategic plans and delivering results. As you can see on slide three, this quarter we earned net income of $1 billion, or $2.29 per share, compared to $0.24 a year ago. This includes an after tax gain of $570 million, or $1.28 per share, on the sale of our interest in Fosfertil. The gross proceeds from this sale were $1 billion. In addition, we generated $532 million in operating cash flow this quarter, and funded $291 million of capital expenditures, with the bulk of this going toward our potash expansions. We also recently announced the redemption of the remaining $455 million aggregate principal amount of our 2014 senior notes. This transaction will close next week, and was an opportunistic use of cash that offers significant interest savings.

Our Phosphates business segment had an exceptional quarter compared to both the year-ago period, as well as the first quarter of this year. As summarized on slide four, both sales volumes and the average realized DAP price exceeded the high end of our guidance ranges. We generated $402 million in operating earnings, compared to $29 million a year ago.

Over the first half of this fiscal year, our Phosphates segment operating earnings have outpaced Potash earnings. The improvement in second quarter operating earnings compared to last year was primarily due to significantly higher selling prices, and record sales volumes, partially offset by higher sulfur and ammonia costs. Our Phosphates segment generated a gross margin of 24%, driven by strong sales volumes in North America, and above average margins on blend products.

Demand was strong in many markets during the quarter, though we chose to sell more into North America, which contributed to a record level of shipments. This robust demand has drawn down phosphate finished goods inventories to record low levels, in spite of high operating rates at our concentrate plants. While phosphate rock production was impacted by the temporary closure of our South Fort Meade mine, finished goods production has not been impacted, and we expect to keep our concentrate plants running near capacity to meet expected North American spring demand.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Our Potash segment had a boost from the strong North American fall application season. Potash operating earnings were $252 million this quarter, up 67% compared to last year, as highlighted on slide five. This improvement was primarily due to significantly improved sales volumes, and the favorable effect of higher production rates, partially offset by a decline in selling prices, and an increase in Canadian resource taxes and royalties. Compared to the first quarter, operating earnings improved 15%, even though MOP production and cost per tonne performance in the quarter were constrained by turnarounds that were postponed from the summer.

We ramped up potash production during the course of the quarter, and are now operating at very high rates. We are producing as much product as we can to meet continued healthy demand. Potash inventories are relatively low by historical standards, and are expected to remain so. The hearty appetites of India, China and North America should drive higher shipments during the second half of our fiscal year.

Now let me shift to financial guidance, as summarized on slide six. We begin calendar 2011 expecting record phosphate and potash shipments, against the backdrop of low producer and distribution pipeline inventories. Being a major producer of both phosphate and potash positions us well in this environment. For our third quarter, we estimate total phosphate sales volumes of 2.4 million tonnes to 2.7 million tonnes. Third quarter sales volumes will be impacted by normal seasonal factors, following which we expect a very good fourth quarter, led by strong North American spring demand. We expect an average DAP selling price in the third quarter of $510 to $540 per tonne, as we capture the upward momentum in DAP pricing.

To meet continued high demand and build finished goods inventory, we expect to operate our North American phosphate plants in excess of 85% of granulation capacity in our third quarter. For raw materials, we expect slightly higher sulfur and ammonia costs in the third quarter compared with second quarter levels. We have included a sensitivities chart in the appendix to our slide presentation that you might find helpful, particularly as it relates to sulfur and ammonia cost movements.

Now shifting to potash. MOP market pricing and volume continues to firm. For the third quarter of fiscal 2011, we estimate total potash sales volumes of 1.9 million tonnes to 2.1 million tonnes, and an average MOP selling price of $330 to $350 per tonne. Domestic MOP prices continue to increase, while export pricing has lagged, primarily because of certain fixed price contracts established a year ago. Recent MOP price increases into Brazil and North America should be realized beginning in our fourth fiscal quarter. We expect to run our potash mines for the third quarter in excess of 90% of operating capacity, which should lead to improved per tonne production costs compared to the second quarter.

We are funding capital projects that improve efficiencies in both our Potash and Phosphates segments, and are making great progress on our potash expansion plans. Because we have moved some potash sustaining projects into fiscal 2012, we are revising capital spending guidance downward by $200 million. We now expect capital spending for fiscal 2011 to range from $1.2 billion to $1.4 billion. Due to improved profitability in our Potash segment, we are also revising our guidance for Canadian resource taxes and royalties upward by $100 million, to a $250 million to $300 million range for fiscal 2011. There are no changes to our annual guidance on SG&A, and our effective tax rate for fiscal 2011 that we previously provided and as shown on this slide.

With that, I’ll turn the call over to Jim.

Jim Prokopanko - The Mosaic Company - President & CEO

Thanks, Larry. This has been a great quarter, and I’m proud of what the Mosaic team has accomplished. Before we turn the call over to Q&A, I would like to review our strategic priorities, and provide a brief market outlook. First, we’ve been executing well against our potash expansion plans, as detailed on slide eight. We are well on our way to adding over five million tonnes of additional capacity through this decade. So far, we have committed over $3 billion to bring on an additional three million tonnes of capacity over the next several years, with an additional two million tonnes in early planning stages. These projects include the expansion of mining and milling capacity at all three Canadian mine sites.

Underground, we are adding mining equipment and conveyors, as well as further development of new mine cavities for our solution mine at Belle Plaine. Above ground, we are adding milling, screening, compaction, and storage capacity. Our biggest project is construction of the K3 shaft at Esterhazy. Once completed, we will have three distinct operating shafts at Esterhazy. We are currently drilling the freeze holes, and anticipate shaft sinking to start in calendar 2012.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

These capacity expansions are significant undertakings. 1,200 contractors, engineers and employees are dedicated to these projects. We’re making great progress, and are on time, on scope, and on budget.

In addition to these expansion projects, we also have capacity at our Esterhazy mine that is currently dedicated to production under a tolling agreement. Assuming current shipment levels, we anticipate this will revert back to Mosaic by the middle of this calendar year, and will add another 1.3 million tonnes of annual capacity at no additional capital cost. As we bring on new capacity to meet increased potash demand over the coming years, we expect the higher sales volume from our Potash business to favorably contribute to our profitability, as well as to our company valuation. Our expansions will ensure we continue to be one of the premier potash companies in the world.

Moving on to slide nine. A variety of initiatives in our Phosphates segment are allowing us to maintain our low cost position. We have teams working on improving energy efficiency, optimizing maintenance, streamlining procurements, and many other projects. Collectively, we are generating efficiencies and cost savings, and we expect more to follow.

Another highlight of our Phosphates segment is MicroEssentials®, a premium product that incorporates sulfur and other micronutrients in each and every phosphate granule. MicroEssentials is an innovative crop nutrition solution. This patented product ensures uniform distribution of nutrients in each granule. We have over 10 years of research trials demonstrating value for farmers through higher yields.

MicroEssentials earns a higher margin, and has been a resounding success. We’re currently on pace to sell over one million tonnes this fiscal year. And with growing demand, we’re finalizing capital investments that will convert existing phosphate capacity for up to two million tonnes of MicroEssentials production annually. This premium product is a win-win for the farmer, for the dealer, and for Mosaic.

Finally, the realignment of our worldwide distribution and North American phosphate production assets continues to pay off. The optimization of our production to feed our global distribution supply chain is working well, and is reflected in our strong Phosphates segment results this quarter.

Now, I’ll provide an update on developments at South Fort Meade. During our last earnings call, we outlined a number of factors under consideration that were designed to keep our finished phosphate production running at near capacity until the South Fort Meade litigation is resolved. As previously announced, we reached a partial settlement with the plaintiffs that will allow approximately four months of uplands mining in the Hardee County extension. We expect to mine approximately 900,000 tonnes of phosphate rock during this period, which began in early December.

In addition, we have been drawing down existing phosphate rock in finished goods inventories, optimizing mining at our Florida mines, sourcing phosphate rock from our Miski Mayo joint venture, and as needed, supplementing with purchases from third parties. During the quarter, we began receiving rock from our Miski Mayo joint venture. For our Louisiana operations, imported rock has substantially replaced Florida produced rock. We will continue to pursue these mitigation strategies as long as is needed.

As many of you know, we have appealed the issuance of the preliminary injunction that has made it necessary to take these mitigating actions. The 11th Circuit Court of Appeals has scheduled oral arguments for the first week of April, 2011. Our assessment remains the same. We believe the permit was exhaustively reviewed and validly issued by the Army Corps of Engineers, and we look forward to presenting our case.

South Fort Meade remains one of our highest priorities. We continue to evaluate ways to keep the mine operating until the appellate court rules. While the mitigating strategies have been successful to date, we are determined to regain full access to this mine. Our South Fort Meade mine is one of the most cost effective and efficient operations in the world, and we fully expect that we will be able to mine the ample resources located at South Fort Meade in the years ahead.

Now let me finish with a brief overview of the market outlook, which looks good from any angle that we can see. Phosphate and potash demand is booming. It has not just recovered from the decline of 2009, but it is back on a solid growth trajectory. We are forecasting phosphate and potash shipments to grow to record levels this year.

This upbeat outlook is underpinned by a number of factors, as listed on slide 12. Global grain and oilseed demand continues to accelerate. This implies strong growth in global crop nutrient markets. These factors, combined with lower producer stocks, have led to extraordinarily high prices for a wide variety of agricultural commodities. This translates into exceptionally profitable farm economics worldwide. Markets are sending clear signals to farmers around the globe to seed more area, and apply more crop nutrients.

In the United States, we expect a real contest for acreage this spring. Our analysis indicates that markets will need to bid for 92 million to 93 million acres of corn, and 77 million to 78 million acres of soybeans. US acreage and crop nutrient demand in 2010, 2011 is expected to rival the high levels of 2006 and 2007. The fall application season was outstanding, and P & K shipments this spring are expected to exceed the five year average and the totals last fall.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

High agricultural commodity prices are not the only reason for the upbeat outlook. Producers are beginning this year with low inventories following blockbuster shipments during the past six months. Global distribution pipeline inventories remain at low levels in most regions. And several supply uncertainties still overhang the phosphate market.

Around the world, we continue to see a focus on food security. I visited with several customers in India last month, and I can tell you firsthand that the 50% growth in DAP sales, and the 40% increase in potash sales during the last three years, is evident in the countryside. Grain and oilseed demand and consumption is growing, and no one wants to be caught short of crop nutrients. In Brazil, for the first time that I can recall, vessels loaded with crop nutrients were given priority to discharge in order to get sufficient tonnage in place prior to the recent planting season. We project that Brazilian crop nutrient shipments of 26 million tonnes in 2011 will eclipse the previous record set in 2007.

On balance, the outlook for Mosaic is remarkable. And we’re excited about the future of our business. It’s a great time to be the world’s leading producer of phosphate and potash. We are executing well against our long-term strategy to create shareholder value, and for fulfilling our mission to help the world grow the food it needs.

Back to you, Christine.

Christine Battist - The Mosaic Company - Director, IR

We would now like to open the call to your questions. Please hold your questions to one per person, so we can take questions from as many people as possible. You’re welcome to rejoin the queue for a follow-up question.

Keesha, please open the phone lines.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Jeff Zekauskas with JPMorgan. Please proceed.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

Hi. Good morning. I was wondering whether you would reflect on the positives and negatives to the phosphate industry of the announced phosphoric acid and DAP expansions that OCP is making in the 2013 to 2015 period?

Jim Prokopanko - The Mosaic Company - President & CEO

Good day, Jeff. They’ve announced the expansion projects you all have read. They haven’t started construction yet. It’s a good announcement and I think reflective of the demand growth that we’re seeing in the world. Outside of China, there just has not been very much phosphate production added. The Ma’aden project has been a great cloud on the horizon as we’ve all experienced. That’s not come on as fast as they anticipated, or as they had hoped for. So we don’t see significant disruption. I think OCP is going to bring it on in a practical and manageable manner. It may have a small overhang for a period of time but I think it’s going to be brought on in a balanced approach.

Operator

Your next question comes from the line of Vincent Andrews with Morgan Stanley. Please proceed.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Vincent Andrews - Morgan Stanley - Analyst

Thanks. Good morning. Maybe if you could just give a little more detail on potash pricing, both in the quarter and then on a go-forward basis just in terms of how you’re thinking about your order book and how much is still left sold forward, and what are the machinations that will get us to realizing the current spot prices in your P&L.

Jim Prokopanko - The Mosaic Company - President & CEO

Vincent, good day. I will give just a few high level comments. Then I’m going to ask Rick to add a little more color to what he’s seeing in the sales organization. You may wonder what happened with the drop, why maybe the lower than anticipated potash pricing. Three things contributed. First, we had a carryover of sales made in Q2 that were some of the lower prices. That’s carried into our Q3 book, deliveries of those products. Second, we have some international products that we continued to deliver on in December that were priced earlier in the year. And there’s some one year contracts, China, India and so on that make that up. And finally, we have some industrial contracts at below ag market pricing that were again longer term contracts that are now coming to the end of their life. So those three items, basically prior sales booked at prior lower prices being delivered, and that brought us down. Rick, why don’t you just make some comments about what you see going forward?

Rick McLellan - The Mosaic Company - SVP Commercial

Good morning. Going forward, we continue to see domestic buyers layer in potash for spring. Right now we’re looking at March and April sales, and those are in North America made at that $515 midwest warehouse price. As well, internationally, we’re looking at Brazil carrying out inventory in December that will be as low or lower than last year as well as good demand for the second crop coming in, as well. As everyone’s aware, we have led negotiations with China ongoing for their next six months of requirements.

Operator

Your next question comes from the line of PJ Juvekar with Citi. Please proceed.

PJ Juvekar - Citigroup - Analyst

Good morning. Jim, you just mentioned Ma’aden. It seems like it’s delayed into 2012. Is that your latest intelligence? And then what are your expectations for DAP exports out of China this year?

Jim Prokopanko - The Mosaic Company - President & CEO

Okay. Good morning, PJ. The Ma’aden project, their statements are that it’s going to be the latter half of 2011. This is a big project, new ore coming into a new facility. That’s tough work to get that all working quickly, so I think it’s going to be — if it’s not late 2011, it will be up and operating in 2012. It’s close to 3 million tonne production capacity. I think that’s going to probably take — if it works well, it would be up and fully operating in 18 months. Probably closer to 24 months. So it’s going to be a slow ramp-up in production.

All the while, and I touched on the question of OCP, we have a phosphate market that’s growing 2.5 million to 3 million tonnes a year. That’s on the top side. That’s 1.5 million more tonnes a year. The Ma’aden project is two years of growth. You add measured output on the OCP project, I think we’re going to be pretty close to in balance with production coming on matching with growing world demand.

And now your second question was about the DAP exports out of China and what we’ve seen is them shutting the door on that quite quickly and abruptly for six months with a higher export duty. We’re going to have a pretty high level ending this year, calendar year 2010. 2011, I think with the window opening I think later in June or July when it opens — Mike, are we in a 2.5 million to 3 million tonne kind of forecasted export range?

Mike Rahm - The Mosaic Company - VP Market Analysis, Strategic Planning

We think that exports will drop about 1 million tonnes, DAP/MAP exports in 2010 were in that 4.7 million tonne range. We think they’ll probably drop into that 3.7 million with most of that bunched in that export window from June through September.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

I think just a comment on China. If you look at the role it has played during the last two surges in demand, China has played a critical role so this is an important question in our view. If you go back to 2007, China basically accounted for all of the increase in import demand in DAP/MAP and triple. When you look at last year, the big increase they accounted for about two-thirds. So how much product comes out of China is one of the supply uncertainties that we keep highlighting.

Operator

Your next question comes from the line of Don Carson with Susquehanna. Please proceed.

Don Carson - Susquehanna Financial Group - Analyst

Thank you. Question on pricing momentum. We’ve seen domestic prices for both potash and phosphate well above international pricing. Potash is almost a $200 gap by the time you get back to the mine at Saskatchewan. Can you talk a bit on how quickly you think you can close that gap and also on how quickly you can capture some of that domestic momentum particularly in potash. And then secondly, just what was going on blends, why did you have such good pricing margins there? And Larry, you didn’t give any guidance on blend pricing. Can you make any comments on the outlook there?

Rick McLellan - The Mosaic Company - SVP Commercial

Hi, Don. It’s Rick. I’ll try and answer your first question on tightening up the gap between export and domestic. First, on potash. We definitely have seen potash prices strengthen in North America going into spring and we’ve yet to see that happen completely in the export market. So there’s some bellwether contracts coming with China and India that will set the guidelines and be the momentum for that to happen. And we’re already seeing those February, March shipments that are being booked into Brazil coming up at a higher level of $440 [per tonne], and indications that that can and should go higher as the year goes on. So it’s going to take some time to fill the gap and it always ebbs and flows and we expect that during this calendar year we’ll see that gap close.

On phosphates, we’ve seen some imports or limited movement in the river, pulled back domestic pricing. So now we’re at a point where domestic pricing and our export sales are being done at about the same netbacks. We were in a lull in the export season and domestic was the market, so people paid up for inventory. Those two have come into balance and we expect that balance at $600 [per tonne], FOB Tampa, to be what we look for as a base to grow off going forward. Larry?

Larry Stranghoener - The Mosaic Company - EVP and CFO

Don, with respect to your question on blends. It’s Larry. We had very good performance on blends in this past quarter. It’s good execution on the part of our offshore team in various parts of the world. It’s also a function, of course, of having positioned product in a rising price environment. We would expect that margins would likely revert to a more normal level in the third quarter, but again, that depends upon the pricing momentum.

Operator

Your next question comes from the line of David Silver with Bank of America-Merrill Lynch. Please proceed.

David Silver - BofA Merrill Lynch - Analyst

Yes, hi. In terms of your phosphate operations, I noticed that your non-feedstock costs per tonne in the current quarter really seemed to drop off significantly versus one quarter earlier. And given that the South Fort Meade mine was down the entire quarter, I was a little surprised at that. So I was wondering if you could talk about your conversion or non-feedstock cost outlook for phosphate on a go-forward basis? And then separately, I was wondering if Jim could just comment on not so much the South Fort Meade litigation, but on the Army Corps of Engineers’ role and your understanding of the progress that they’ve made to cure any deficiencies in their permitting issue process that the federal judge cited. Thank you.

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FINAL TRANSCRIPT

Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - EVP and CFO

David, with respect to your first question on phosphate cost performance, you’re right, we had a very good quarter and it’s as much as anything else, it’s a function of production volumes. We had very high production rates in the quarter and as we’ve said many times, when the plants are running at or near capacity, we see very good cost performance and the second quarter was no exception. Other than that, there were no unusual items that would have caused that performance to spike one way or the other.

Jim Prokopanko - The Mosaic Company - President & CEO

The second question, David — and good day, good hearing from you — was about the Army Corps of Engineers and what they may have done since the injunction. They’ve not done anything. They’ve not done anything. There is nothing deficient in their issuance of that permit. It’s a claim made by the NGO party bringing the claim that they were deficient in some way and not clear in what that was. So we are now having the appeal of the preliminary injunction. The Army Corps is standing with us on that. They are not making any changes to their review and we don’t see that any is necessary. Subsequent to the appeal of the preliminary injunction, then the merits will be heard on the case and we think we’ll be successful in the preliminary injunction, and then the merits will take some while to hear whether the Army Corps in fact did or did not miss something in their permit. I’m going to ask our General Counsel, Rich Mack, to add any color to that. And Rich has been the one that’s been leading our appeal and the whole permitting process.

Rich Mack - The Mosaic Company - EVP, General Counsel

Thanks, Jim. And hi, David. I think Jim said it well, and I can tell you, David, that the Army Corps of Engineers has 100% conviction behind the South Fort Meade permit. The standard, I’ll remind you, is whether or not they acted arbitrarily and capriciously. And you know all the statistics in terms of how long this permit was reviewed and how extensive the record is and how long the permit is. We are in active dialogue with the Army Corps. Should any additional work need to be done on the permit, it can be done very expeditiously but their current position is that it is one of the most significant permits that has ever been issued by that region, regional office of the Army Corps of Engineers, and they’re standing behind it.

Operator

Your next question comes from the line of Fai Lee with RBC Capital Markets. Please proceed.

Fai Lee - RBC Capital Markets - Analyst

Thank you. Just was wondering in terms of your cash flow priorities, it looks like you have, even with the debt repayment, you’re still going to have about $3 billion of cash on the balance sheet. Can you just maybe comment on some things that you might be looking at in terms of using that, that you might use the cash for? Thanks.

Jim Prokopanko - The Mosaic Company - President & CEO

Good morning, Fai. We’ve been pretty clear about that. We do have a rock solid fortress balance sheet. We’re glad to have it in a business that is as cyclical and as volatile as the world economy has been over the last 12 months. So our first priority is to maintain a sound and secure balance sheet. We’re well past that, the sound and secure level. The second is look to fund our brownfield and internal growth opportunities, and we’re doing that with operating cash flow. Other activities would be to be aware of and mindful of any M&A activity opportunities, and if something were to come along we would be prepared to look at that. And, finally, and we’ve shown it in the past, that as appropriate we will fund shareholder distributions, and we’ve experienced doing that. We had a large one last year and at the appropriate time we would consider doing one again. This is our capital structure and our cash balance is a matter for regular and I’ll assure you very regular review by the management team and it is a topic of discussion with our Board at virtually every Board meeting that we have. So we do have and we recognize a large cash balance and, as appropriate, we’ll ensure that it’s applied appropriately and used appropriately.

Operator

Your next question comes from the line of Mark Connelly with CLSA. Please proceed.

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Ashish Gupta - CLSA - Analyst

Hi. Good morning everyone. This is for Ashish Gupta for Mark. Larry and Jim, can you please provide some perspective on the breakdown of inventory? It looks like it’s the lowest it’s been on a dollar basis since the quarter ending August 2007. We’re just wondering if you could give us some detail there and how that’s affected by what’s going on at South Fort Meade. Thanks a lot.

Larry Stranghoener - The Mosaic Company - EVP and CFO

Ashish, it’s Larry. Inventories are low. There’s no question about it. Especially in the phosphates business. Finished phosphate product inventories are as low as we can remember them being and we’re close to that point in the potash business, as well. And it’s a function of the very strong demand that we’ve been seeing and that we’ve articulated in our comments here this morning. We think this is something that will likely continue, at least through the North American spring season. With respect to your question about rock inventories, as we’ve noted, one of our mitigating strategies in the South Fort Meade matter is to use and draw down our existing supplies of phosphate rock and we have been doing that. And we’re now at a point where there’s probably a little more of that opportunity left as we go forward into the second half of the year.

Operator

Your next question comes from the line of Robert Koort with Goldman Sachs. Please proceed.

Robert Koort - Goldman Sachs - Analyst

Thank you. Good morning. I was wondering if you could just give us a little more help on your status of your rock inventories. I’m trying to gauge how your cost structure might change as you mentioned with the Louisiana operations going to outsourced rock. And then could you give us some sense of the right way we should think about with current transport costs to translate a $515 midwest warehouse price to an FOB mine price and, say, a $400 FOB India or China price to an FOB mine?

Larry Stranghoener - The Mosaic Company - EVP and CFO

With respect to the rock costs, we have been incurring added cost because of the South Fort Meade issue, because of the fact that we have not been running full-out at South Fort Meade. As we have noted, that, when it’s running full-out, it’s our lowest cost mine and it’s why we’re anxious to get that back to full production. But we estimate that we probably had about a $30 million cost penalty in the second quarter relative to what could have been, had South Fort Meade been running full-out. The impact in the second half of the year will depend. It’s not a completely satisfactory answer, I realize, but it’s dependent upon what mitigating actions we have available and choose to pursue with respect to filling any gaps in our own rock and with respect to our ability to find additional areas that we might be able to mine at South Fort Meade. So I think that this cost penalty that we incurred in the second quarter of $30 million is likely to, if anything, grow slightly larger in the second half of the year to the extent that we purchase more outside rock. But again, I have to say it all depends upon various different scenarios and various different options that we’re working through.

Operator

Your next question comes from the line of Elaine Yip with Credit Suisse. Please proceed.

Elaine Yip - Credit Suisse - Analyst

Hi. Good morning. Happy new year. With regard to the Potash business, the costs per tonne were higher sequentially, when I thought they would have come down as you increased your operating rates. Can you comment on what might have driven the higher cost? And your operating rates in the quarter of 75% also seemed to be lower than what you had indicated when you reported last quarter’s earnings. Were there any issues that may have impacted those operations?

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FINAL TRANSCRIPT

Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Jim Prokopanko - The Mosaic Company - President & CEO

Well, happy new year to you too, Elaine. I’m going to ask Joc O’Rourke, leader of our operations, Executive Vice President of Operations, to address that question. Joc?

Joc O’Rourke - The Mosaic Company - EVP Operations

Hello, Elaine. So the question on our cost per tonne in our Potash business, there’s probably two things that really affect the cost per tonne there that would have impacted the quarter. The first of those is resource tax going up because of higher sales and higher margins. The other one that would have impacted our overall costs, we had two shutdowns or turnarounds of our plants that were taken in that quarter which were scheduled actually for the quarter before. So actually our operating rates, while up year-over-year, were quite impacted by facility shutdowns. Thanks.

Operator

Your next question comes from the line of Edlain Rodriguez with Gleacher & Company. Please proceed.

Edlain Rodriguez - Gleacher & Company - Analyst

Thank you. Good morning, guys. Just one quick question. Can you remind us again on the PhosChem deal with India, when does that get re-pricing and how do you see the dynamics there between having a strong market now and Ma’aden on the horizon? And also central Florida DAP prices have been flat for a while. How soon do you expect the upward momentum to resume in this market here?

Jim Prokopanko - The Mosaic Company - President & CEO

Good morning, Edlain. We’re going to have Rick McLellan, our leader of our commercial operations, address those questions.

Rick McLellan - The Mosaic Company - SVP Commercial

Good morning, Edlain. On the PhosChem contract, we finished up shipping in December, the end of that agreement with our Indian customers, and we’ll begin negotiations and we expect a re-pricing of that agreement somewhere in the March to April time frame. We have plenty of time. They have plenty of issues to get straight in their own business. So we expect that those negotiations will get started in February.

And the second piece of the question was central Florida DAP. This is a traditional lull, if you go back through history. After fall season in North America we go into a bit of a lull in pricing and volume. And we expect in January that to improve. At the end of January, early February, as people step back into the market and realize that the price is going to be what the price is and start the planning for either fall demand in South America or spring demand in North America. Thanks.

Operator

Your next question comes from the line of David Begleiter with Deutsche Bank. Please proceed.

David Begleiter - Deutsche Bank - Analyst

Thank you. Good morning. Jim, looking at your global shipment forecast for potash, what’s your view of global industry effective capacity for potash in 2011? And do you have a view on the Jansen expansion going forward? Thank you.

Jim Prokopanko - The Mosaic Company - President & CEO

Good morning, David. The operating capacity of mines and facilities is a subject for some considerable confusion. I think what people look at, there’s published nameplate capacities which are the rates that facilities would operate at running 24/7, which is for a proving period of time, for 90 days, let’s say. So you get one number that’s quite elevated and when you get down to practical operations with turnarounds, with planned or

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Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

unplanned outages, you’re down to typically 90% of that. So, Mike, just correct me if I’m wrong here, but I think we’re in the 60 million, 62 million tonne potash operating capacity. And I think if we continue shipping as we are now and with potash as we’re forecasting at 53 million to 56 million tonnes consumption shipments in 2011, we’re going to be approaching that 90% capacity rate. And that’s going to be as high as the industry has operated for some while. So it’s going to be a tight operating S&D going forward.

To the question of Jansen, I think we’re in a situation that our view as a brownfield, in our case the brownfield expansion is $5 billion. That’s going to require something in the $300 a tonne or maybe a bit less than that to justify the kind of cost of capital ROI. You get into the new build greenfield, we think it’s double that, that you need. You need something closer to $600 a tonne, and right now we don’t have $600 a tonne. And you need $600 a tonne into perpetuity after your mine and mill comes up into operation after what will probably be a minimum of five years and probably seven years. So we just don’t see that happening with the supply/demand scenario we see right now. So Jansen, you’ve got a party that’s well-capitalized, technical skills to pull it off, but I think the economics of it just aren’t there yet. The world will need a greenfield facility, just not this decade. I think it’s going to be the 2020s before we see world demand justifying investment in a new greenfield operation.

Operator

Your next question comes from the line of Michael Piken with Cleveland Research. Please proceed.

Michael Piken - Cleveland Research Company - Analyst

Hi. I just wanted to see if you could provide an update on the timing of when you expect China and India to settle on the potash side? And then on the other side, if we’re thinking about modeling the Canadian resource tax going forward as a percentage of gross profit, how should we be thinking about it in terms of 2012. Thanks.

Jim Prokopanko - The Mosaic Company - President & CEO

I’ll take the easy question which is the first one about India and China, and I’ll leave Larry to take the second question about the resource tax. We anticipate that China is about to buy their potash shortly, and if forced to guess, I think they’re — forced to estimate, I think it’s going to happen in January. We’ve got information showing that China has low potash stocks in-country. They’re going to have to get product moving from various world suppliers in February, in order to make their spring season and move it in-country to distribution points and to the dealers and get it to the farms. So there just isn’t a lot of time for them to delay. You’ve got I think a number of other signals. They shut the door on urea and phosphate exports. I think that’s a constructive signal. You have Chinese farmers getting $8 a bushel or higher for corn, which is another very constructive signal. So they are in need to ramp up food production, deal with the food inflation issues and you’ll do it with more production. So I just think the pieces are coming together. Something has to happen in January, or they’re running out of rope here on getting sufficient nutrients for the spring season.

And India, I think India’s going to happen sometime obviously after the Chinese. I think that’s probably an April time line that we’ll see the Indians book their product.

Larry Stranghoener - The Mosaic Company - EVP and CFO

With respect to your question, Michael, on the resource tax guidance for next year, I wish I could give you some help. I truly do. It is such a complex tax regime that makes it very difficult for us to model and even more so for you to model. It’s a function, of course, of pricing and profitability and production. And so my suggestion would be to look back at history and understand what the range has been in various different types of environments and make your forecast with respect to what you think the potash business will be doing next year. And use history as a bit of a guide, noting that relative to history we’re going to have ongoing benefits from the expansion plans and expansion spending that we have underway that garners a tax advantage under this tax regime. So again, I know that’s not a completely satisfactory answer but that’s a realistic answer.

Operator

Your next question comes from the line of Mark Gulley with Soleil Securities. Please proceed.

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FINAL TRANSCRIPT

Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Mark Gulley - Soleil Securities - Analyst

Good morning, guys. Could you remind us, with the $1 billion in proceeds from the Fosfertil sale, can you remind us how to model out where the diminution in earnings comes from the absence of that business in your P&L?

Larry Stranghoener - The Mosaic Company - EVP and CFO

Mark, it comes from the equity income line. And, again, if you look back over history, you can see how that equity income line has varied over the years and understand that the great majority of the equity income we have earned since our inception has come from that investment.

Operator

Your next question is a follow-up from the line of Jeff Zekauskas with JPMorgan. Please proceed.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

Hi. Thanks for taking my question. It looks like your North American tonnage in phosphate will be very, very strong this year, call it, I don’t know, 3.5 million tonnes, something like that. And when you look back, often your tonnage is more in the mid-2 millions or the high 2 millions. So do you think that this is a year of over application of phosphate because of the high grain prices and that probably in 2012 or 2013 you’ll have lower DAP applications in North America or do you see it differently?

Jim Prokopanko - The Mosaic Company - President & CEO

Hi, good morning, Jeff. I don’t think there’s over application. I think we’ve had a couple years now that — and reports from soil tests and an accumulation of data from the field in the US has indicated that there’s been a drawdown of phosphate levels in U.S. farm soils. And the high yields that we’ve had the last couple years would support that. Our calculations show that more phosphate has been removed from the fields in corn and soybeans than has been applied. So we think there’s, to the contrary, some catch-up that’s necessary and I think back to closer to normal kind of levels. We had good indications, supporting that this fall, just outstanding farm applications and we are getting signals that the spring will be just as strong. Rick, why don’t you add some dimension to that?

Rick McLellan - The Mosaic Company - SVP Commercial

Yes, thanks, Jim. Hi, Jeff. I think what we’re hearing from dealers in North America, that application rates were strong but not anything extra. And maybe what you’re seeing is the impact of North American buyers didn’t come as early to buy and waited for phosphates and it’s caused more phosphates to be shipped out of the country during the period that normally would have filled North America. And so I think there’s no major swings, other than an increase in use in phosphates but nothing that we’re going to see fall away next year.

Christine Battist - The Mosaic Company - Director, IR

Keesha, it’s Christine. We have time for two more questions.

Operator

Your next question is a follow-up from the line of Fai Lee with RBC Capital Markets. Please proceed.

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FINAL TRANSCRIPT

Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Fai Lee - RBC Capital Markets - Analyst

Great. Thanks. Jim, I just have a question regarding phosphate in your global demand growth outlook. You expect demand to continue to grow going forward and I guess production will also increase. But do you think the sulfur market in terms of sulfur production will be able to keep up with the growth in phosphate demand?

Jim Prokopanko - The Mosaic Company - President & CEO

Fai, first, I’m going to just correct something that I looked at some notes. I think I said to another question that we’re going to see 2.5% to 3% annual growth. Our formal global demand forecast is 2% to 2.5% of phosphate. So just to set that record straight.

The sulfur demand I think is going to be largely driven, and as it has been, by gasoline and oil refining. Gasoline production and oil refining and diesel refining. The plants have been running reasonably well. The refiners have been running reasonably well compared to some of the hiccups we saw 18 months and 24 months ago. With continued demand on sulfur — or continued increasing demand for phosphates, we’re going to see continued increasing demand in sulfur and I think that’s going to remain relatively tight. China is running at pretty high rates. They’re a big draw on world sulfur use. We see, on the other hand, we get the tar sands in Canada, little midterm and longer term tar sands in Canada get going again at these high oil prices, and I think they will, we’ll start seeing increased sulfur production. Some dislocations perhaps over the next 12 and 18 months but beyond that, low diesel emission standards that are coming in. We see sulfur supplies rebounding and meeting the needs of the phosphate producers.

Operator

Your next question is a follow-up from the line of David Silver with Bank of America-Merrill Lynch. Please proceed.

David Silver - BofA Merrill Lynch - Analyst

Okay, thanks. Jim, I apologize if I missed the detail on this, but I was hoping you could discuss a little bit further your comment about the reversion of the 25% interest in Esterhazy. And in particular, I know that that’s gone into Saskatchewan court, I believe. But has there been a formal agreement between yourselves and Potash Corp. that led you to estimate a mid-calendar year 2011 date for the reversion? And then from a marketing side, should we assume that once that reversion takes place, your Canpotex allocation will change as well? In other words, will some marketing rights come along with the capacity at the same time? Thanks.

Jim Prokopanko - The Mosaic Company - President & CEO

Okay, David. Two questions there. First is in regards to the agreement. We’re in Saskatchewan courts because we don’t have an agreement. So our estimate of what is left owing to the tolling party is going to take us into sometime in the summer. And we will, in that case, be complete in what in our view is what is owed under the terms of the contract. The other party interprets the contract differently. What it comes down to is, amongst other things, what the extraction rate over history has been, what the available reserves were for mining, and so there’s a number of technical matters that are in dispute, and it’s just simple as that. You get two geologists in the room and you’re hardly going to have an agreement and so that’s where we’re at. It’s just simply a matter of interpretation of the legal agreement and what some of the mining practices have been. Our view is that it ends in mid-2011. They have a different outlook. And we’ll get this resolved in due course.

As far as the Canpotex, our interpretation is that when that mining capacity reverts back to its owner, Mosaic, that those marketing rights should come with that, and that’s simply our position on it, David.

Operator

And that’s all the time that we have today for any questions. I would now like to hand the call back over to Mr. Jim Prokopanko for any closing remarks.

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FINAL TRANSCRIPT

Jan 05, 2011 / 03:00PM GMT, MOS - Q2 FY 2011 The Mosaic Company Earnings Conference Call

Jim Prokopanko - The Mosaic Company - President & CEO

Thank you. And with that we’ll conclude our Q&A session. The demand for nutrients to produce more food will inevitably expand. The world is not getting less hungry. With our balanced portfolio and strong competitive position, Mosaic is well situated to create value for our shareholders and customers for years to come. Thank you very much.

Operator

Thank you for joining us today. Please log off the call now.

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